Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-232668) pertaining to the Equity Commonwealth 2015 Omnibus Incentive Plan of our reports dated February 9, 2023, with respect to the consolidated financial statements and schedule of Equity Commonwealth, and the effectiveness of internal control over financial reporting of Equity Commonwealth, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Chicago, Illinois
February 9, 2023